P.O. BOX 738 - MARIETTA, OHIO - 45750	NEWS RELEASE
www.peoplesbancorp.com

FOR IMMEDIATE RELEASE	Contact:	Edward G. Sloane
April 24, 2012		Chief Financial Officer and Treasurer
(740) 373-3155

PEOPLES BANCORP INC. REPORTS RECORD
1ST QUARTER 2012 EARNINGS OF $0.63 PER SHARE
_____________________________________________________________________

MARIETTA, Ohio - Peoples Bancorp Inc. (“Peoples”) (NASDAQ: PEBO) today announced results for the quarter ended March 31, 2012. Net income totaled $6.7 million for the first quarter of 2012, representing earnings per diluted common share of $0.63. In comparison, earnings per diluted common share were $0.33 and $0.13 for the fourth and first quarters of 2011, respectively. The increase in earnings during the first quarter of 2012 was the result of a $2.1 million recovery of loan losses, plus other significant improvements in Peoples' core operations.
Summary points regarding first quarter 2012 results:

•
Pre-provision net revenue of $7.5 million was 3% higher than a year ago, as total revenue increased while operating expenses were controlled. On a linked quarter basis, pre-provision net revenue improved substantially as first quarter 2012 benefited from $0.9 million of annual insurance revenue plus lower operating expenses attributable to cost saving initiatives implemented in 2011.

•
Total criticized loans, which are those classified as watch, substandard or doubtful, decreased $24 million, or 17%, since year-end 2011, while total nonperforming loans decreased $10 million, or 32%. These reductions primarily reflect the payoff of two substandard loans during the quarter. Other real estate owned ("OREO") also benefited from the sale of a single commercial property. As a result, total nonperforming assets as a percentage of gross loans and OREO was 2.25% versus 3.41% at December 31, 2011, and 3.85% a year ago.

•
Net charge-offs were 0.14% of average loans on an annualized basis, versus 0.43% in the linked quarter and 3.21% a year ago. Due to the continued improvement in asset quality, the allowance for loan losses was lowered to 2.25% of total loans at March 31, 2012, from 2.53% at year-end 2011 and 2.58% at March 31, 2011.

•
Total revenue, which is net interest income plus non-interest income, was 3% higher than the prior year, driven mostly by stronger fee-based revenues. Net interest income was consistent with the prior year, despite lower average loan balances. Compared to the linked quarter, total revenue benefited the recognition of annual performance-based insurance revenue, which more than offset declines in net interest income and deposit service charges.

•
Total non-interest expense was down 9% from the linked quarter due to cost saving initiatives implemented in 2011. Year-over-year, total non-interest expense increased 3%, due almost entirely to higher employee benefit costs as other operating costs were either comparable to or lower than the prior year quarter.

•	Total period-end loan balances grew $6 million during the first quarter, as commercial production remained strong but was tempered by the two substandard loan payoffs.

•
Retail deposit balances experienced 18% annualized growth split evenly between interest-bearing and non-interest-bearing deposits. A portion of the higher balances was the result of normal seasonal fluctuations in consumer and governmental deposit balances. Non-interest-bearing deposits grew to 20.0% of total retail deposits versus 18.6% at year-end 2011.

"We are pleased to report record earnings for the quarter and solid progress towards achieving our strategic 2012 goals,” said Chuck Sulerzyski, President and Chief Executive Officer. “Bottom-line earnings growth occurred due to a mix of improved performance in key areas and the sizable reserve release. We also strengthened our core revenue stream by generating positive operating leverage in the first quarter. Other first quarter successes included increased loan balances and double-digit deposit growth. Asset quality trends also remained favorable for another consecutive quarter."
Net interest income was $13.4 million for the first quarter of 2012, comparable to the prior year quarter and modestly lower than linked quarter. Interest income continued to be negatively impacted by lower average loan balances, plus declining asset yields as a result of the low interest rate environment. Interest expense benefited from ongoing efforts to reduce funding costs by replacing higher-cost funds with low-cost core deposits. First quarter 2012 net interest margin was 3.41%, versus 3.49% and 3.43% for the linked and prior year quarters, respectively. Downward pressure on asset yields was the primary reason for the lower net interest margin. A significant contributing factor to the linked quarter decline in net interest income and margin was $215,000, or 5 basis points of margin, in additional investment accretion income recognized in the fourth quarter of 2011 due to the accelerated payoff of a single collateral mortgage-obligation security.
In the first quarter of 2012, Peoples prepaid $35 million of wholesale borrowings using short-term funds, which resulted in prepayment charges of $3.1 million. These borrowings had an average cost of 3.09% and consisted of both term repurchase agreements and advances from the Federal Home Loan Bank. The impact of the prepayment charges on first quarter earnings was offset by $3.2 million in gains from the sale of $60.5 million in investment securities. The securities sold were primarily mortgage-backed securities issued by U.S. government-sponsored agencies. The proceeds of these investment sales were reinvested into other securities with similar duration and yield.
"Net interest income and margin were relatively stable in the first quarter despite the additional investment income recognized in the fourth quarter," said Edward G. Sloane, Chief Financial Officer and Treasurer. “During the first quarter, the last of our high-cost CDs matured, which provided some offset to the downward pressure on our asset yields. However, average loan balances still lagged the linked and prior year quarters, despite modest period-over-period growth in balances. For the remainder of 2012, the first quarter debt restructuring will result in a reduction in interest expense equal to approximately 6 basis points of margin. Our ability to sustain this improvement in net interest margin will depend on meaningful loan growth occurring and continued disciplined balance sheet management and pricing."
Non-interest income totaled $9.1 million for quarter ended March 31, 2012, up 8% over the prior year quarter and up 10% on a linked quarter basis. The year-over-year improvement was due to strong revenue generation in nearly every major category. The linked quarter growth was driven mostly by recognition of annual performance-based insurance revenues, as a normal seasonal decline in deposit service charges offset higher revenue generated from trust, insurance and investment sales and debit card usage by customers.
During the first quarter of 2012, Peoples recognized $919,000 of performance-based insurance revenues versus $943,000 a year ago. The majority of these revenues are earned annually in the first quarter; thus, no such revenue was recognized in the fourth quarter of 2011. Peoples' other insurance revenues benefited from increases in premiums occurring within the industry. Trust and investment income grew 13% over the prior year first quarter and 5% from the linked quarter. These increases occurred as a result of growth in managed assets due to Peoples adding experienced sales professionals in previously under-served markets during the second half of 2011. Electronic banking income has remained a strong revenue contributor for Peoples, with increases of 22% and 12% in the first quarter of 2012, compared to the prior year and linked quarters, respectively. First quarter 2012 mortgage banking income, while significantly higher than the prior year quarter, was down from the linked quarter, with the variances reflecting the change in refinancing activity. Deposit service charges, although down on a linked quarter basis due to normal fluctuations in overdraft fees, continue to benefit from the new deposit products introduced during the first quarter of 2011.
Total non-interest expense was $15.0 million, 3% higher than the prior year quarter but 9% lower than the linked quarter. Most of the year-over-year increase was due to increased sales and incentive compensation costs, corresponding with the stronger first quarter results. Partially offsetting these additional costs was significantly lower FDIC insurance costs resulting from the change in assessment methodology during 2011. The linked quarter decline primarily reflects the actions taken in the second half of 2011 to right-size staffing levels and improve overall operating efficiency. At March 31, 2012, Peoples had 499 full-time equivalent employees versus 513 at year-end 2011 and 543 at March 31, 2011. While staffing reductions drove much of the decrease in salary and employee benefit costs, Peoples also benefited from the non-recurrence of pension settlement charges in the first quarter, as $407,000 in settlement charges were incurred in the fourth quarter of 2011. First quarter 2012 expenses also included a $100,000 contribution to Peoples' private foundation. No contributions were made in the first half of 2011, while contributions of $100,000 and $200,000 were made in the final two quarters of 2011, respectively.
"A major focus for 2012 is generating positive operating leverage," said Sloane. "In the first quarter, we made good progress towards this goal due mostly to the strength of our fee-based revenues and renewed commitment to prudent expense management. Our cost reduction initiatives became fully phased-in during the first quarter of 2012. As a result, we expect operating expenses for remaining quarters of 2012 to be comparable to, if not lower than, the first quarter as some of the savings will be reinvested to the extent revenue growth goals are achieved."
During the first quarter, period-end portfolio loan balances increased $5.6 million, to $944.1 million at March 31, 2012. This growth occurred as a result of commercial lending opportunities within Peoples' market area. First quarter 2012 loan growth was tempered by the payoff of two unrelated nonperforming commercial real estate loans totaling $8.1 million. Peoples also continued to experience steady growth in its residential mortgage lending activity as consumers take advantage of historically low fixed rates. Much of the new production was sold to the secondary market due to the associated interest rate risk. As a result, Peoples' serviced loan portfolio grew to $281.0 million at March 31, 2012, versus $258.7 million a year ago.
“We are encouraged by higher period-end loan balances versus year-end given the increased competition and the reduction in nonperforming loans,” said Sulerzyski. “We are pleased with the ability to resolve two significant problem loans during the quarter. While these efforts partially offset the impact of new production during the quarter, the removal of these loans from the balance sheet improves asset quality and avoids the costs associated with a prolonged workout process. For the remainder of 2012, our outlook for loan growth remains positive as our pipeline remains strong.”
At March 31, 2012, the amount of loans classified as watch, substandard or doubtful was down $24.3 million, or 17%, since year-end 2011. In addition to the previously mentioned resolution of two nonperforming loans, Peoples sold a large commercial property held as OREO. The combined impact of these events was a 34% reduction in total nonperforming assets. As a result, total nonperforming assets were 2.25% of total loans plus OREO at March 31, 2012, versus 3.41% at December 31, 2011. This improvement in asset quality occurred without Peoples incurring any additional significant losses. First quarter 2012 net charge-offs were $331,000 or 0.14% of average loans on an annualized basis, compared to $1.0 million, or 0.43%, and $7.6 million, or 3.21%, for the fourth and first quarters of 2011, respectively.
Peoples' allowance for loan losses was $21.2 million, or 2.25% of gross loans, at March 31, 2012, down from $23.7 million, or 2.53%, at December 31, 2011. This reduction corresponds with the decrease in substandard-rated loans, coupled with the sustained period of lower net charge-offs, and resulted in a $2.1 million net recovery in respect of loan losses for the first quarter of 2012. In comparison, Peoples recorded a $0.5 million net recovery in respect of loan losses in the fourth quarter of 2011, which was more than offset by a net loss of $0.9 million on OREO, and a provision for loan losses of $5.3 million recorded for the first quarter of 2011.
“Our asset quality continues to improve while net charge-offs remained below 50 basis points of loans for the third consecutive quarter,” commented Sloane. “These two factors were the driving force behind the substantial decrease in our allowance for loan losses during the first quarter of 2012. We remain cautiously optimistic the recent favorable asset quality trends will be sustained in future quarters. The extent to which any additional reserves are released during 2012 will continue to depend on our credit metrics and the factors affecting loan losses.”
Retail deposit balances grew at an annualized rate of 18% in the first quarter of 2012. Non-interest-bearing balances were up $28.6 million to $268.4 million at March 31, 2012, driven by seasonal growth in consumer balances, coupled with increased commercial balances. Interest-bearing retail deposits were $28.8 million higher at quarter-end versus December 31, 2011. This 11% annualized growth occurred as seasonal increases in governmental and savings deposits were partially offset by reductions in retail certificates of deposit ("CD") and money market balances. The higher governmental balances reflected the impact of annual tax collections being deposited by local municipalities. The decreased CD and money market balances were the result of Peoples' funding strategy of emphasizing low-cost deposits and reduced reliance on high-cost funding sources.
"Overall, first quarter results reflected the benefits of actions taken last year to improve performance in every area of our business," summarized Sulerzyski. "Our outlook for 2012 remains positive as we work to build on recent successes and capitalize on growth opportunities that exist within our market area. We are confident our efforts will restore Peoples to being a steady, dependable performer."
Peoples Bancorp Inc. is a diversified financial products and services company with $1.8 billion in total assets, 44 locations and 42 ATMs in Ohio, West Virginia and Kentucky. Peoples makes available a complete line of banking, investment, insurance, and trust solutions through its financial service units - Peoples Bank, National Association; Peoples Financial Advisors (a division of Peoples Bank); and Peoples Insurance Agency, LLC. Peoples' common shares are traded on the NASDAQ Global Select Market® under the symbol “PEBO”, and Peoples is a member of the Russell 3000 index of US publicly-traded companies. Learn more about Peoples at www.peoplesbancorp.com.

Conference Call to Discuss Earnings:
Peoples will conduct a facilitated conference call to discuss first quarter 2012 results of operations today at 11:00 a.m., Eastern Daylight Saving Time, with members of Peoples' executive management participating. Analysts, media and individual investors are invited to participate in the conference call by calling (800) 860-2442. A simultaneous Webcast of the conference call audio will be available online via the “Investor Relations” section of Peoples' website,

www.peoplesbancorp.com. Participants are encouraged to call or sign in at least 15 minutes prior to the scheduled conference call time to ensure participation and, if required, to download and install the necessary software. A replay of the call will be available on Peoples' website in the “Investor Relations” section for one year.

Safe Harbor Statement:
Certain statements made in this news release regarding Peoples' financial condition, results of operations, plans, objectives, future performance and business, are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These forward-looking statements are identified by the fact they are not historical facts and include words such as “anticipate”, “could”, “may”, “feel”, “expect”, “believe”, “plan”, and similar expressions.
These forward-looking statements reflect management's current expectations based on all information available to management and its knowledge of Peoples' business and operations. Additionally, Peoples' financial condition, results of operations, plans, objectives, future performance and business are subject to risks and uncertainties that may cause actual results to differ materially. These factors include, but are not limited to: (1) deterioration in the credit quality of Peoples' loan portfolio could occur due to a number of factors, such as adverse changes in economic conditions that impair the ability of borrowers to repay their loans, the underlying value of the collateral could prove less valuable than otherwise assumed and assumed cash flows may be worse than expected, which may adversely impact the provision for loan losses; (2) competitive pressures among financial institutions or from non-financial institutions may increase significantly, including product and pricing pressures and Peoples' ability to attract, develop and retain qualified professionals; (3) changes in the interest rate environment, which may adversely impact interest margins; (4) changes in prepayment speeds, loan originations, sale volumes and charge-offs, which may be less favorable than expected and adversely impact the amount of interest income generated; (5) economic conditions, either nationally or in areas where Peoples and its subsidiaries do business, may be less favorable than expected, which could decrease the demand for loans, deposits and other financial services and increase loan delinquencies and defaults; (6) political developments, wars or other hostilities, which may disrupt or increase volatility in securities markets or other economic conditions; (7) legislative or regulatory changes or actions, including in particular the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and the regulations promulgated and to be promulgated thereunder, which may subject Peoples and its subsidiaries to a variety of new and more stringent legal and regulatory requirements which adversely affect their businesses; (8) changes in accounting standards, policies, estimates or procedures may adversely affect Peoples' reported financial condition or results of operations; (9) adverse changes in the conditions and trends in the financial markets, which may adversely affect the fair value of securities within Peoples' investment portfolio and interest rate sensitivity of Peoples' consolidated balance sheet; (10) Peoples' ability to receive dividends from its subsidiaries; (11) Peoples' ability to maintain required capital levels and adequate sources of funding and liquidity; (12) the impact of larger or similar financial institutions encountering problems, which may adversely affect the banking industry and/or Peoples; (13) the impact of reputational risk created by these developments on such matters as business generation and retention, funding and liquidity; (14) the costs and effects of regulatory and legal developments, including the outcome of potential regulatory or other governmental inquiries and legal proceedings and results of regulatory examinations; (15) Peoples' ability to secure confidential information through the use of computer systems and telecommunications network may prove inadequate, which could adversely affect customer confidence in Peoples and/or result in Peoples incurring a financial loss and (16) other risk factors relating to the banking industry or Peoples as detailed from time to time in Peoples' reports filed with the Securities and Exchange Commission (“SEC”), including those risk factors included in the disclosures under the heading “ITEM 1A. RISK FACTORS” of Peoples' Annual Report on Form 10-K for the fiscal year ended December 31, 2011.
Peoples encourages readers of this news release to understand forward-looking statements to be strategic objectives rather than absolute targets of future performance. Peoples undertakes no obligation to update these forward-looking statements to reflect events or circumstances after the date of this news release or to reflect the occurrence of unanticipated events, except as required by applicable legal requirements. Copies of documents filed with the SEC are available free of charge at the SEC's website at http://www.sec.gov and/or from Peoples' website.
As required by U.S. GAAP, Peoples is required to evaluate the impact of subsequent events through the issuance date of its March 31, 2012 consolidated financial statements as part of its Quarterly Report on Form 10-Q to be filed with the SEC. Accordingly, subsequent events could occur that may cause Peoples to update its critical accounting estimates and to revise its financial information from that which is contained in this news release.

PER COMMON SHARE DATA AND SELECTED RATIOS

	Three Months Ended
	March 31,	December 31,	March 31,
	2012	2011	2011
PER COMMON SHARE:
Earnings per share:
Basic	$0.63	$0.33	$0.13
Diluted	0.63	0.33	0.13
Cash dividends declared per share	0.11	0.10	0.10
Book value per share	19.83	19.67	18.39
Tangible book value per share (a)	13.71	13.53	12.21
Closing stock price at end of period	$17.54	$14.81	$12.02

SELECTED RATIOS:
Return on average equity (b)	12.90%	6.79%	3.47%
Return on average common equity (b)	12.90%	6.69%	2.83%
Return on average assets (b)	1.48%	0.84%	0.42%
Efficiency ratio (c)	65.47%	73.53%	65.21%
Pre-provision net revenue to average assets (d)	1.68%	1.03%	1.62%
Net interest margin (b)(e)	3.41%	3.49%	3.43%
Dividend payout ratio (f)	17.61%	30.32%	78.60%

(a)
This amount represents a non-GAAP measure since it excludes the balance sheet impact of intangible assets acquired through acquisitions on stockholders' equity. Additional information regarding the calculation of this ratio is included at the end of this release.

(b)	Ratios are presented on an annualized basis.

(c)	Non-interest expense (less intangible amortization) as a percentage of fully tax-equivalent net interest income plus non-interest income (less securities and asset disposal gains/losses).

(d)
This amount represents a non-GAAP measure since it excludes the recovery of or provision for loan loss and net gains or losses on security transactions. This measure is a key metric used by federal bank regulatory agencies in their evaluation of capital adequacy for financial institutions. Additional information regarding the calculation of this ratio is included at the end of this release.

(e)	Information presented on a fully tax-equivalent basis.

(f)	Dividends declared on common shares as a percentage of net income available to common shareholders.

CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended
	March 31,	December 31,	March 31,
(in $000’s)	2012	2011	2011
Interest income	$17,612	$18,475	$19,317
Interest expense	4,180	4,686	5,822
Net interest income	13,432	13,789	13,495
(Recovery of) provision for loan losses	(2,137)	(473)	5,311
Net interest income after (recovery of) provision for loan losses	15,569	14,262	8,184

Net gain on securities transactions	3,163	—	360
Loss on debt extinguishment	(3,111)	—	—
Gain (loss) on loans held-for-sale and other real estate owned	56	(869)	57
Net (loss) gain on other assets	(7)	60	3

Non-interest income:
Deposit account service charges	2,237	2,509	2,174
Insurance income	2,951	1,944	2,832
Trust and investment income	1,496	1,429	1,325
Electronic banking income	1,488	1,324	1,221
Mortgage banking income	549	657	374
Bank owned life insurance	8	76	87
Other non-interest income	353	349	361
Total non-interest income	9,082	8,288	8,374

Non-interest expense:
Salaries and employee benefits costs	8,245	9,345	7,627
Net occupancy and equipment	1,432	1,459	1,501
Professional fees	813	916	795
Electronic banking expense	694	676	618
Data processing and software	487	487	463
Franchise taxes	412	377	401
Communication expense	348	308	314
FDIC insurance	309	315	662
Foreclosed real estate and other loan expenses	221	388	350
Amortization of intangible assets	107	131	162
Other non-interest expense	1,948	2,162	1,725
Total non-interest expense	15,016	16,564	14,618
Income before income taxes	9,736	5,177	2,360
Income tax expense	3,079	1,333	491
Net income	$6,657	$3,844	$1,869
Preferred dividends	—	345	523
Net income available to common shareholders	$6,657	$3,499	$1,346

PER COMMON SHARE DATA:
Earnings per share – Basic	$0.63	$0.33	$0.13
Earnings per share – Diluted	$0.63	$0.33	$0.13
Cash dividends declared per share	$0.11	$0.10	$0.10

Weighted-average shares outstanding – Basic	10,513,388	10,494,210	10,471,819
Weighted-average shares outstanding – Diluted	10,513,388	10,514,960	10,477,360
Actual shares outstanding (end of period)	10,521,548	10,507,124	10,474,507

CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
(in $000’s)	2012	2011

Assets
Cash and cash equivalents:
Cash and due from banks	$29,870	$32,346
Interest-bearing deposits in other banks	8,085	6,604
Total cash and cash equivalents	37,955	38,950

Available-for-sale investment securities, at fair value (amortized cost of $602,817
at March 31, 2012 and $617,128 at December 31, 2011)	610,036	628,571
Held-to-maturity investment securities, at amortized cost (fair value of $34,634
at March 31, 2012 and $16,705 at December 31, 2011)	34,298	16,301
Other investment securities, at cost	24,356	24,356
Total investment securities	668,690	669,228

Loans, net of deferred fees and costs	944,103	938,506
Allowance for loan losses	(21,249)	(23,717)
Net loans	922,854	914,789

Loans held-for-sale	5,167	3,271
Bank premises and equipment, net of accumulated depreciation	23,863	23,905
Bank owned life insurance	49,392	49,384
Goodwill	62,520	62,520
Other intangible assets	1,909	1,955
Other assets	33,573	30,159
Total assets	$1,805,923	$1,794,161

Liabilities
Deposits:
Non-interest-bearing deposits	$268,444	$239,837
Interest-bearing deposits	1,130,105	1,111,243
Total deposits	1,398,549	1,351,080

Short-term borrowings	44,905	51,643
Long-term borrowings	106,652	142,312
Junior subordinated notes held by subsidiary trust	22,609	22,600
Accrued expenses and other liabilities	24,542	19,869
Total liabilities	1,597,257	1,587,504

Stockholders' Equity
Preferred stock, no par value (50,000 shares authorized, no shares issued
at March 31, 2012 and December 31, 2011)	—	—
Common stock, no par value (24,000,000 shares authorized, 11,129,412 shares issued at March 31, 2012 and 11,122,247 shares issued at December 31, 2011),
including shares in treasury	166,065	166,969
Retained earnings	59,065	53,580
Accumulated comprehensive (loss) income, net of deferred income taxes	(1,310)	1,412
Treasury stock, at cost (607,864 shares at March 31, 2012 and
615,123 shares at December 31, 2011)	(15,154)	(15,304)
Total stockholders' equity	208,666	206,657
Total liabilities and stockholders' equity	$1,805,923	$1,794,161

SELECTED FINANCIAL INFORMATION

	March 31,	December 31,	September 30,	June 30,	March 31,
(in $000’s, end of period)	2012	2011	2011	2011	2011
Loan Portfolio
Commercial real estate	$394,034	$410,352	$424,741	$411,355	$413,011
Commercial and industrial	150,431	140,857	140,058	145,625	147,825
Real estate construction	43,510	30,577	26,751	29,259	38,154
Residential real estate	218,745	219,619	222,374	215,242	215,040
Home equity lines of credit	48,067	47,790	48,085	48,148	48,281
Consumer	86,965	87,531	87,072	88,345	84,078
Deposit account overdrafts	2,351	1,780	1,712	2,145	1,640
Total loans	$944,103	$938,506	$950,793	$940,119	$948,029

Deposit Balances
Interest-bearing deposits:
Retail certificates of deposit	$392,503	$411,247	$415,190	$421,167	$420,828
Money market deposit accounts	255,907	268,410	254,012	264,677	270,574
Governmental deposit accounts	161,798	122,916	140,357	150,319	149,961
Savings accounts	155,097	138,383	132,182	133,352	132,323
Interest-bearing demand accounts	110,731	106,233	100,770	99,324	97,561
Total retail interest-bearing deposits	1,076,036	1,047,189	1,042,511	1,068,839	1,071,247
Brokered certificates of deposits	54,069	64,054	64,470	67,912	70,522
Total interest-bearing deposits	1,130,105	1,111,243	1,106,981	1,136,751	1,141,769
Non-interest-bearing deposits	268,444	239,837	235,585	222,075	219,175
Total deposits	$1,398,549	$1,351,080	$1,342,566	$1,358,826	$1,360,944

Asset Quality
Nonperforming assets:
Loans 90+ days past due and accruing	$—	$—	$146	$124	37
Nonaccrual loans	20,492	30,022	32,957	31,421	32,322
Total nonperforming loans	20,492	30,022	33,103	31,545	32,359
Other real estate owned	869	2,194	3,667	3,546	4,400
Total nonperforming assets	$21,361	$32,216	$36,770	$35,091	$36,759

Allowance for loan losses as a percent of
nonperforming loans	103.69%	79.00%	76.16%	79.78%	75.56%
Nonperforming loans as a percent of total loans	2.16%	3.19%	3.47%	3.35%	3.41%
Nonperforming assets as a percent of total assets	1.18%	1.80%	2.04%	1.95%	2.04%
Nonperforming assets as a percent of total loans
and other real estate owned	2.25%	3.41%	3.84%	3.71%	3.85%
Allowance for loan losses as a percent of total loans	2.25%	2.53%	2.65%	2.68%	2.58%

Capital Information(a)
Tier 1 common ratio	13.82%	12.82%	12.40%	12.05%	11.72%
Tier 1 risk-based capital ratio	15.86%	14.86%	15.98%	15.62%	15.25%
Total risk-based capital ratio (Tier 1 and Tier 2)	17.20%	16.20%	17.33%	16.97%	16.60%
Leverage ratio	10.05%	9.45%	10.37%	10.10%	9.81%
Tier 1 common capital	$153,180	$142,521	$139,828	$136,842	$133,891
Tier 1 capital	175,789	165,121	180,294	177,287	174,314
Total capital (Tier 1 and Tier 2)	190,694	180,053	195,480	192,663	189,672
Total risk-weighted assets	$1,108,633	$1,111,443	$1,127,921	$1,135,234	$1,142,758
Tangible equity to tangible assets (b)	8.28%	8.22%	9.19%	8.86%	8.39%
Tangible common equity to tangible assets (b)	8.28%	8.22%	8.16%	7.83%	7.36%
(a) March 31, 2012 data based on preliminary analysis and subject to revision.
(b) These ratios represent non-GAAP measures since they exclude the balance sheet impact of intangible assets acquired through acquisitions on both total stockholders' equity and total assets. Additional information regarding the calculation of these ratios is included at the end of this release.

PROVISION FOR LOAN LOSSES INFORMATION

	Three Months Ended
	March 31,	December 31,	March 31,
(in $000’s)	2012	2011	2011
(Recovery of) Provision for Loan Losses
(Recovery of) Provision for checking account overdrafts	$(12)	$147	$11
(Recovery of) Provision for other loan losses	(2,125)	(620)	5,300
Total (recovery of) provision for loan losses	$(2,137)	$(473)	$5,311

Net Charge-Offs
Gross charge-offs	$2,571	$2,352	$8,780
Recoveries	2,240	1,329	1,152
Net charge-offs	$331	$1,023	$7,628

Net Charge-Offs (Recoveries) by Type
Commercial real estate	$351	$518	$6,763
Commercial and industrial	(48)	(72)	776
Residential real estate	(97)	302	(242)
Real estate, construction	—	—	—
Consumer	26	126	61
Home equity lines of credit	64	7	237
Deposit account overdrafts	35	142	33
Total net charge-offs	$331	$1,023	$7,628

Net charge-offs as a percent of loans (annualized)	0.14%	0.43%	3.21%

SUPPLEMENTAL INFORMATION

	March 31,	December 31,	September 30,	June 30,	March 31,
(in $000’s, end of period)	2012	2011	2011	2011	2011

Trust assets under management	$853,444	$821,659	$776,165	$846,052	$852,972
Brokerage assets under management	$284,453	262,196	249,550	265,384	260,134
Mortgage loans serviced for others	$281,015	275,715	262,992	259,352	258,626
Employees (full-time equivalent)	499	513	540	537	543

CONSOLIDATED AVERAGE BALANCE SHEETS AND NET INTEREST INCOME

	Three Months Ended
	March 31, 2012			December 31, 2011			March 31, 2011
(in $000’s)	Balance	Income/ Expense	Yield/ Cost	Balance	Income/ Expense	Yield/ Cost	Balance	Income/ Expense	Yield/ Cost
Assets
Short-term investments	$6,280	$4	0.25%	$8,623	$4	0.22%	$20,204	$11	0.22%
Investment securities (a)(b)	682,904	6,078	3.56%	676,550	6,518	3.85%	659,238	6,902	4.19%
Gross loans (a)	946,230	11,789	5.00%	948,598	12,225	5.12%	963,424	12,704	5.33%
Allowance for loan losses	(24,429)			(25,695)			(28,338)
Total earning assets	1,610,985	17,871	4.45%	1,608,076	18,747	4.64%	1,614,528	19,617	4.89%

Intangible assets	64,425			64,451			64,820
Other assets	131,331			137,664			145,379
Total assets	$1,806,741			$1,810,191			$1,824,727

Liabilities and Equity
Interest-bearing deposits:
Savings accounts	$147,420	$21	0.06%	$136,665	$20	0.06%	$128,784	$55	0.17%
Interest-bearing demand accounts	247,557	269	0.44%	238,860	267	0.44%	232,932	622	1.08%
Money market deposit accounts	264,808	126	0.19%	264,378	135	0.20%	278,664	245	0.36%
Brokered certificates of deposits	61,443	528	3.46%	64,396	549	3.38%	81,688	632	3.14%
Retail certificates of deposit	400,444	1,603	1.61%	415,887	1,968	1.88%	426,917	2,431	2.31%
Total interest-bearing deposits	1,121,672	2,547	0.91%	1,120,186	2,939	1.04%	1,148,985	3,985	1.41%

Short-term borrowings	57,509	19	0.13%	50,674	18	0.14%	46,324	35	0.30%
Long-term borrowings	153,106	1,614	4.20%	165,939	1,729	4.10%	176,471	1,802	4.11%
Total borrowed funds	210,615	1,633	3.09%	216,613	1,747	3.17%	222,795	1,837	3.32%
Total interest-bearing liabilities	1,332,287	4,180	1.26%	1,336,799	4,686	1.39%	1,371,780	5,822	1.72%

Non-interest-bearing deposits	247,487			236,405			222,656
Other liabilities	19,350			12,248			12,001
Total liabilities	1,599,124			1,585,452			1,606,437

Preferred equity	—			17,104			25,245
Common equity	207,617			207,635			193,045
Stockholders’ equity	207,617			224,739			218,290
Total liabilities and equity	$1,806,741			$1,810,191			$1,824,727

Net interest income/spread (a)		$13,691	3.19%		$14,061	3.25%		$13,795	3.17%
Net interest margin (a)			3.41%			3.49%			3.43%

(a) Information presented on a fully tax-equivalent basis.
(b) Average balances are based on carrying value.

NON-GAAP FINANCIAL MEASURES
The following non-GAAP financial measures used by Peoples provide information useful to investors in understanding Peoples' operating performance and trends, and facilitate comparisons with the performance of Peoples' peers. The following tables summarize the non-GAAP financial measures derived from amounts reported in Peoples' consolidated financial statements:

	At or For the three months ended
	March 31,	December 31,	September 30,	June 30,	March 31,
(in $000’s)	2012	2011	2011	2011	2011

Pre-Provision Net Revenue:
Income before income taxes	$9,736	$5,177	$5,806	$3,808	$2,360
Add: provision for loan losses	—	—	865	2,295	5,311
Add: loss on debt extinguishment	(3,111)	—	—	—	—
Less: recovery of loan losses	(2,137)	(473)	—	—	—
Less: net gain on securities transactions	3,163	—	57	56	360
Pre-provision net revenue	$7,547	$4,704	$6,614	$6,047	$7,311

Pre-provision net revenue	7,547	4,704	6,614	6,047	7,311
Total average assets	1,806,741	1,810,191	1,802,218	1,808,731	1,824,727

Pre-provision net revenue to average assets	1.68%	1.03%	1.46%	1.34%	1.62%

Tangible Equity:
Total stockholders' equity, as reported	$208,666	$206,657	$224,530	$218,527	$210,485
Less: goodwill and other intangible assets	64,429	64,475	64,489	64,602	64,765
Tangible equity	$144,237	$142,182	$160,041	$153,925	$145,720

Tangible Common Equity:
Tangible equity	$144,237	$142,182	$160,041	$153,925	$145,720
Less: preferred stockholders' equity	—	—	17,875	17,862	17,850
Tangible common equity	$144,237	$142,182	$142,166	$136,063	$127,870

Tangible Assets:
Total assets, as reported	$1,805,923	$1,794,161	$1,805,743	$1,802,703	$1,801,590
Less: goodwill and other intangible assets	64,429	64,475	64,489	64,602	64,765
Tangible assets	$1,741,494	$1,729,686	$1,741,254	$1,738,101	$1,736,825

Tangible Book Value per Common Share:
Tangible common equity	$144,237	$142,182	$142,166	$136,063	$127,870
Common shares outstanding	10,521,548	10,507,124	10,489,400	10,478,149	10,474,507

Tangible book value per common share	$13.71	$13.53	$13.55	$12.99	$12.21

Tangible Equity to Tangible Assets Ratio:
Tangible equity	$144,237	$142,182	$160,041	$153,925	$145,720
Total tangible assets	$1,741,494	$1,729,686	$1,741,254	$1,738,101	$1,736,825

Tangible equity to tangible assets	8.28%	8.22%	9.19%	8.86%	8.39%

Tangible Common Equity to Tangible Assets Ratio:
Tangible common equity	$144,237	$142,182	$142,166	$136,063	$127,870
Tangible assets	$1,741,494	$1,729,686	$1,741,254	$1,738,101	$1,736,825

Tangible common equity to tangible assets	8.28%	8.22%	8.16%	7.83%	7.36%

END OF RELEASE